Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), entered into as of August 11, 2022, is by and among SPX Corporation, a Delaware corporation (the “Company”), SPX Technologies, Inc., a Delaware corporation (“HoldCo”) and a direct, wholly owned subsidiary of the Company, and SPX Merger, LLC, a Delaware limited liability company (“Merger Sub”) and a direct, wholly owned subsidiary of HoldCo.

RECITALS

WHEREAS, on the date hereof and as of immediately prior to the Effective Time (as defined below), the authorized capital stock of the Company consists of two hundred million (200,000,000) shares of Common Stock, par value $0.01 per share (the “Company Common Stock”) and three million (3,000,000) shares of Preferred Stock, without par value;

WHEREAS, HoldCo was formed as a Delaware corporation and a direct, wholly owned subsidiary of the Company, and Merger Sub was formed as a Delaware limited liability company and a direct, wholly owned subsidiary of HoldCo;

WHEREAS, as of the date hereof and as of immediately prior to the Effective Time (as defined below), the authorized capital stock of HoldCo will consist of two hundred million (200,000,000) shares of Common Stock, par value $0.01 per share (the “HoldCo Common Stock”) and three million (3,000,000) shares of Preferred Stock, without par value;

WHEREAS, as of the date hereof, HoldCo is the sole member of Merger Sub, and is the sole holder of all outstanding limited liability company interests in Merger Sub (the “Interests”);

WHEREAS, the Company desires to create a new holding company structure pursuant to Sections 251(g) and 264 of the General Corporation Law of the State of Delaware (the “DGCL”) and Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”) by merging the Company with and into Merger Sub, with (i) Merger Sub continuing as the surviving entity of such merger as a direct, wholly owned subsidiary of HoldCo; (ii) each outstanding share (or any fraction thereof) of Company Common Stock being converted in such merger into a share (or any fraction thereof) of HoldCo Common Stock; and (iii) each share of Company Common Stock held in the Company’s treasury immediately prior to such merger being converted in such merger into a treasury share (or any fraction thereof) of HoldCo Common Stock, in each case, in accordance with the terms of this Agreement (the “Merger”);

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the HoldCo Common Stock will be the same as those of the Company Common Stock;

WHEREAS, no share of Preferred Stock of the Company is outstanding or will be outstanding as of the Effective Time;

WHEREAS, the Certificate of Incorporation of HoldCo (the “HoldCo Charter”) and the Bylaws of HoldCo (the “HoldCo Bylaws”), which will be in effect immediately following the Effective Time, contain provisions identical to the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Company Charter”), and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 251(g) of the DGCL);

WHEREAS, HoldCo is a newly formed corporation and Merger Sub is a newly formed limited liability company, in each case, organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, and, upon formation, neither Merger Sub nor Holdco held any assets (other than Holdco’s ownership of Merger Sub and nominal capital, if any);

WHEREAS, the respective boards of directors of HoldCo and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger;

WHEREAS, the board of managers of Merger Sub has approved this Agreement and the transactions contemplated hereby, including, without limitation, the Merger;

WHEREAS, the Merger will be implemented pursuant to Sections 251(g) and 264 of the DGCL and Section 18-209 of the DLLCA and, therefore, will not require the approval of the stockholders of the Company;

WHEREAS, as long as Merger Sub has only one member, it is the intention of the Company, HoldCo and Merger Sub that Merger Sub be treated as a disregarded entity for United States federal income tax and all applicable state income tax purposes, and the Company, HoldCo and Merger Sub shall not take any action or make any election inconsistent with such tax treatment; and

WHEREAS, the parties intend, for United States federal income tax and all applicable state income tax purposes, the formation of HoldCo, the formation of Merger Sub, the transfer of certain assets to HoldCo of assets that are treated as held by the Company for United States federal income tax purposes, and the Merger, together with the operative documents effecting such transactions, comprise a single integrated transaction entered into as part of a “plan of reorganization” within the meaning of United States Treasury Regulation Section 1.368-2(g) and that the integrated transaction qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, HoldCo and Merger Sub hereby agree as follows:

Section 1. The Merger. In accordance with Sections 251(g) and 264 of the DGCL and Section 18-209 of the DLLCA and subject to, and upon the terms and conditions of, this Agreement, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity of the Merger, with the name of Merger Sub to be changed to “SPX, LLC” at the Effective Time (the “Surviving Company”) pursuant to the Certificate of Merger (as defined below). At the Effective Time, the effects of the Merger shall be as provided in this Agreement, in Section 259 of the DGCL and in Section 18-209 of the DLLCA.

Section 2. Effective Time. On or after the date hereof, Merger Sub shall file a certificate of merger (the “Certificate of Merger”), in substantially the form attached hereto as Exhibit A and executed in accordance with the relevant provisions of the DGCL and the DLLCA, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings, recordings or publications required under the DGCL and the DLLCA to effectuate the Merger. The Merger shall become effective at such date and time as the parties shall agree and specify in the Certificate of Merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

Section 3. Certificate of Formation of Merger Sub. The Certificate of Formation of Merger Sub as in effect immediately prior to the Effective Time shall continue in full force and effect after the Effective Time as the Certificate of Formation of the Surviving Company, except as amended at the Effective Time pursuant to the Certificate of Merger to change the name of Merger Sub to “SPX, LLC”, and otherwise until thereafter amended as provided in the DLLCA.

Section 4. Limited Liability Company Agreement of Merger Sub. At the Effective Time, the limited liability company agreement of Merger Sub as in effective immediately prior to the Effective Time shall be, and hereby is (including pursuant to Section 18-209(f) of the DLLCA), amended and restated in its entirety to be in the form attached hereto as Exhibit B until thereafter amended as provided therein or in the DLLCA (the “Surviving Company LLCA”).

Section 5. Directors.

(a)            Surviving Company. The managers of Merger Sub in office immediately prior to the Effective Time shall continue to be the managers of the Surviving Company and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company LLCA, or as otherwise provided by law.

(b)            HoldCo. The directors of the Company in office immediately prior to the Effective Time shall be the directors of HoldCo upon the Effective Time and shall continue to hold office until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the HoldCo Charter and the HoldCo Bylaws, or as otherwise provided by law.

Section 6. Officers.

(a)            Surviving Company. The officers of Merger Sub in office immediately prior to the Effective Time shall continue to be the officers of the Surviving Company and shall continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company LLCA or as otherwise provided by law.

(b)            HoldCo. The officers of the Company in office immediately prior to the Effective Time shall be the officers of HoldCo upon the Effective Time and shall continue to hold office until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the HoldCo Charter and HoldCo Bylaws, or as otherwise provided by law.

Section 7. Additional Actions. Subject to the terms of this Agreement, the parties shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and to comply with the requirements of Sections 251(g) and 264 of the DGCL and Section 18-209 of the DLLCA. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of either the Company or Merger Sub acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Company and Merger Sub or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

Section 8. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of HoldCo, Merger Sub, the Company or any holder of any securities thereof:

(a)            Conversion of Company Common Stock. Each share of Company Common Stock (or fraction of a share of Company Common Stock) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share (or equal fraction of a share) of HoldCo Common Stock.

(b)            Conversion of Company Stock Held as Treasury Stock. Each share of Company Common Stock held in the Company’s treasury immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of HoldCo Common Stock, to be held immediately after completion of the Merger in the treasury of HoldCo.

(c)            Conversion of Rights to Acquire Company Stock. Any options, warrants, convertible instruments, derivatives or any similar instruments that entitle holders thereof to any rights to acquire Company Common Stock (or a fraction of a share of Company Common Stock) except as otherwise specifically addressed in Section 10 of this Agreement shall be converted into identical instruments that entitle the holders thereof to identical rights to acquire HoldCo Common Stock (or a fraction of a share of HoldCo Common Stock).

(d)            Capital of Merger Sub. Each Interest in Merger Sub issued and outstanding immediately prior to the Effective Time (for clarification, 100% of which are owned by HoldCo) shall remain outstanding as Interests in the Surviving Company (and, for clarification, shall continue to be owned by Holdco), with such Interests to be represented by units in the Surviving Company, and Holdco shall continue as the sole member of the Surviving Company, in each case as reflected in the Surviving Company LLCA.

(e)            Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares of Company Common Stock, except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of HoldCo Common Stock.

Section 9. Certificates. At and after the Effective Time until thereafter surrendered for transfer or exchange in the ordinary course, each outstanding certificate which immediately prior thereto represented shares of Company Common Stock (a “Company Stock Certificate”) shall be deemed for all purposes to evidence ownership of and to represent the shares of HoldCo Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate have been converted as herein provided and shall be so registered on the books and records of HoldCo and its transfer agent. From and after the Effective Time, upon the surrender to HoldCo or its transfer or exchange agent for transfer or exchange in the ordinary course of any Company Stock Certificate, HoldCo shall (i) issue or cause to be issued to such holder the applicable uncertificated shares of HoldCo Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate have been converted as herein provided by registering such shares of HoldCo Common Stock in HoldCo’s books and records as book-entry shares, upon which such shares shall thereafter be uncertificated, and (ii) take all action necessary under applicable law in accordance therewith, including in accordance with Sections 151(f) and 202 of the DGCL. If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such Company Stock Certificate to be lost, stolen or destroyed and the providing of an indemnity by such person or entity to HoldCo, in form, substance and amount reasonably satisfactory to HoldCo, against any claim that may be made against it with respect to such Company Stock Certificate, HoldCo shall issue or cause to be issued to such person or entity, in exchange for such lost, stolen or destroyed Company Stock Certificate, uncertificated shares representing the applicable shares of HoldCo Common Stock in accordance with the procedures set forth in the preceding sentence.

Section 10. Assumption of Equity Compensation Plans, Awards, Compensation Arrangements and Benefit Arrangements.

(a)            At the Effective Time, HoldCo shall assume sponsorship of all employee, director and executive compensation plans pursuant to which either the Surviving Company or HoldCo is obligated to, or may, in the case of HoldCo, issue equity securities to individual service providers (collectively, all such plans, as listed on Exhibit C hereto, the “Equity Compensation Plans”), along with all of the Company’s rights and obligations under all Equity Compensation Plans.

(b)            At the Effective Time, pursuant to this Agreement, the Company shall transfer to HoldCo, and HoldCo shall assume and agree to sponsor and perform, all obligations of the Surviving Company pursuant to the Equity Compensation Plans and each equity-based award agreement and similar agreement entered into pursuant to the Equity Compensation Plans, and each outstanding award granted thereunder listed on Exhibit C hereto. Effective as of the Effective Time, the Equity Compensation Plans and any equity award agreements shall each be amended as necessary to provide that references to the Company and to the Company Common Stock in such agreements shall be deemed to refer to HoldCo and to HoldCo Common Stock, respectively.

(c)            Prior to the Effective Time, the Company, HoldCo and the Surviving Company shall take any and all actions as are necessary to transfer to the Surviving Company or its designated subsidiary, and have the Surviving Company or its designated subsidiary assume, as of the Effective Time, the obligations and rights of the Company under any employment or compensatory agreement with any individual service provider (each, a “Compensation Arrangement”) and each employee plan of the Company and the service contract, trust, insurance contract and vendor contract governing or related thereto (each, a “Benefit Arrangement”).

(d)            Immediately prior to the Effective Time, HoldCo shall have sufficient authorized and unissued shares of HoldCo Common Stock to provide for issuance of HoldCo Common Stock under the Equity Compensation Plans and any other Benefit Arrangements based on the number of authorized but unissued shares of Company Common Stock available for issuance under the Equity Compensation Plans and any other Benefit Arrangements.

(e)            Neither the Merger nor any of the transactions contemplated herein, shall constitute a “change in control” under any of the Equity Compensation Plans, Compensation Arrangements, Benefit Arrangements or any agreement related thereto.

Section 11. Amendments to Registration Statements. It is the intent of the parties hereto that Holdings, as of the Effective Time, be deemed a “successor issuer” for purposes of continuing certain offerings under the Securities Act of 1933, as amended. As soon as practicable following the Merger, Holdings will, to the extent deemed appropriate file a post-effective amendment to the Company’s registration statements on Form S-8 covering the Equity Compensation Plans and any other Benefit Arrangements, adopting such registration statement as its own registration statements for all purposes of the Securities Act and the Exchange Act, set forth any additional information necessary to reflect any material changes made in connection with or resulting from the succession, or necessary to keep the registration statement from being misleading.

Section 12. Existing HoldCo Share. Prior to the Effective Time, the Company and HoldCo shall take any and all actions as are necessary to ensure that each share of capital stock of HoldCo that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

Section 13. No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

Section 14. Termination. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole member of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, HoldCo, Merger Sub nor their respective stockholders, members, directors, managers or officers shall have any liability with respect to such termination or abandonment.

Section 15. Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole member of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors or board of managers, as applicable; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole member of Merger Sub that by law requires further approval or authorization by the sole member of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

Section 16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that might require the application of the laws of another jurisdiction.

Section 17. Entire Agreement. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 18. Severability. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

Section 19. Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, HoldCo and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPX CORPORATION

By:	/s/ John Nurkin
Name:	John Nurkin
Title:	Vice President, General Counsel and Secretary

SPX TECHNOLOGIES, INC.

By:	/s/ John Nurkin
Name:	John Nurkin
Title:	Vice President and Secretary

SPX MERGER, LLC

By:	/s/ John Nurkin
Name:	John Nurkin
Title:	Vice President and Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

Certificate of Merger

EXHIBIT B

Surviving Company Limited Liability Company Agreement

EXHIBIT C

Stock Incentive Plans